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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Durney, Michael
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   (Last) (First) (Middle)

  3 Park Avenue
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   (Street)

  New York, NY  10016
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   (City) (State) (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  Dice Inc. -- DICE
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   December, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


Senior Vice President, Finance, CFO & Treasurer
================================================================================
7. Individual or Joint/Group Reporting
   (check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security   2. Transaction Date   2A. Deemed Execution   3. Transaction Code
   (Instr. 3)             (Month/Day/Year)       Date, if any         (Instr. 8)
                                                 (Month/Day/Year)
----------------------------------------------------------------------------------------
(1)Common Stock           5/30/02                                      F(1)
----------------------------------------------------------------------------------------
(2)
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title of Security   4. Securities Acquired (A) or   5. Amount of            6. Ownership Form:   7. Nature of Indirect
    (Instr. 3)             Disposed of (D)                 Securities              Direct (D) or        Beneficial Ownership
                           (Instr. 3, 4 and 5)             Beneficially Owned      Indirect (I)         (Instr. 4)
                                                           at the end of           (Instr. 4)
                                                           Issuer's Fiscal Year
                                                           (Instr. 3 and 4)
----------------------------------------------------------------------------------------------------------------------------
                                     (A)
                                     or
                           Amount    (D)    Price
----------------------------------------------------------------------------------------------------------------------------
(1) Common Stock           3,545       D      $3.71        70,574                  D
----------------------------------------------------------------------------------------------------------------------------
(2)
----------------------------------------------------------------------------------------------------------------------------
=============================================================================================================================

* If the form is filed by more than one reporting person, see instruction 4(b)(v).

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of      2. Conversion or    3. Transaction Date   3A. Deemed Execution   4. Transaction   5. Number of
   Derivative       Exercise Price      (Month/Day/Year)       Date, if any          Code             Derivative
   Security         of Derivative                              (Month/Day/Year)      (Instr. 8)       Securities
   (Instr. 3)       Security                                                                          Acquired (A)
                                                                                                      or Disposed
                                                                                                      of (D)
                                                                                                      (Instr. 3,
                                                                                                      4 and 5)
------------------------------------------------------------------------------------------------------------------
                                                                                                      (A)     (D)
------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of     6. Date Exercisable      7. Title and Amount   8. Price of     9. Number of      10. Ownership of    11. Nature of
   Derivative      and Expiration Date      of Underlying         Derivative      Derivative         Derivative          Indirect
   Security        (Month/Day/Year)         Securities            Security        Securities         Security:           Beneficial
   (Instr. 3)                               (Instr. 3 and 4)      (Instr. 5)      Beneficially       Direct (D)          Ownership
                                                                                  Owned at           or Indirect         (Instr. 4)
                                                                                  End of Year        (I)
                                                                                  (Instr. 4)         (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                   Amount or
                   Date     Expiration             Number of
                Exercisable    Date      Title      Shares
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:

(1) Forfeiture of shares to satisfy tax obligation on vesting of previously awarded restricted common stock.



/s/Michael Durney                                               2/11/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number